Exhibit 99.1

News Release

Hi-Crush Inc. Receives Notice from NYSE Regarding Continued Listing Requirements

HOUSTON, December 16, 2019 - Hi-Crush Inc. (NYSE: HCR), or the "Company", today announced that on December 11, 2019, the Company received a letter from the New York Stock Exchange (the “NYSE”) notifying it that, over a period of 30 consecutive trading days, the average closing price of the Company’s common stock was below the minimum $1.00 per share requirement for continued listing on the NYSE under Item 802.01C of the NYSE Listed Company Manual.

The NYSE notification does not affect the Company's business operations, financing agreements or instruments, Securities and Exchange Commission reporting requirements or any other of the Company's material agreements. Further, this notice does not have an immediate effect on the listing of the Company’s common shares, which will continue to trade on the NYSE, subject to the Company’s compliance with other continued listing requirements.

Under the NYSE’s rules, the Company has six months following receipt of the notification to regain compliance with the minimum share price requirement. As required by the NYSE, the Company will notify the NYSE of its intent to cure the deficiency and return to compliance with the NYSE’s continued listing requirements. The Company may regain compliance at any time during the six-month cure period if, on the last trading day of any calendar month during the cure period, its common stock has a closing share price of at least $1.00 and an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month. Under the NYSE’s rules, the common stock will continue to be listed on the NYSE during this six-month cure period, subject to the Company’s compliance with other continued listing requirements. If the Company fails to regain compliance with Section 802.01C during the cure period, the common stock will be subject to the NYSE’s suspension and delisting procedures.

"Hi-Crush Inc. is committed to our investors and remains focused on three key areas to help mitigate headwinds currently facing our industry. These are leveraging our integrated portfolio to deliver high quality customer service, improving profitability through operational optimization and cost reduction, and pursuing prudent capital allocation," said Mr. Robert E. Rasmus, Chairman and Chief Executive Officer of Hi-Crush. "Throughout the process with the NYSE and during all of 2020, the priority of the Board remains conserving cash and maintaining liquidity. We previously announced significant reductions in our 2020 capital expenditures compared to 2019, as we are committed to free cash flow generation. Our management team remains invested and confident in the long-term success of our company, and is well-aligned with shareholders to drive value creation and the success of Hi-Crush."

About Hi-Crush Inc.

Hi-Crush Inc. is a fully-integrated provider of proppant and logistics services for hydraulic fracturing operations, offering frac sand production, advanced wellsite storage systems, flexible last mile services, and innovative software for real-time visibility and management across the entire supply chain. Our strategic suite of solutions provides operators and service companies in all major U.S. oil and gas basins with the ability to build safety, reliability and efficiency into every completion.

Forward-Looking Statements

Some of the information in this news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements give our current expectations, and contain projections of results of operations or of financial condition, or forecasts of future events. Words such as "may," "should," "assume," "forecast," "position," "predict," "strategy," "expect," "intend," "hope," "plan," "estimate," "anticipate," "could," "believe," "project," "budget," "potential," "likely," or "continue," and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Hi-Crush Inc.’s reports filed with the Securities and Exchange Commission (the "SEC"), including those described under Item 1A of Hi-Crush Inc.’s Form 10-K for the year ended December 31, 2018 and any subsequently filed 10-Q. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the risk factors in our reports filed with the SEC or the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward looking statements include: the volume of frac sand we are able to sell; the price at which we are able to sell frac sand; the outcome of any pending litigation, claims or assessments, including unasserted claims; changes in the price and availability of natural gas or electricity; changes in prevailing economic conditions; difficulty collecting receivables. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Hi-Crush Inc.’s forward-looking statements speak only as of the date made and Hi-Crush Inc. undertakes no obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor contact:
Caldwell Bailey, Manager, Investor Relations
Marc Silverberg, ICR
ir@hicrushinc.com
(713) 980-6270